EXHIBIT 99.1

NEWS RELEASE

For Immediate Release

NCO GROUP ANNOUNCES FOURTH QUARTER RESULTS OF $0.36 PER DILUTED
SHARE AFTER THE CORRECTION OF A REVENUE RECOGNITION POLICY,
AND PROVIDES INVESTOR GUIDANCE FOR 2005

HORSHAM, PA, March 15, 2005 - NCO Group, Inc. (“NCO” or the “Company”) (Nasdaq: NCOG), a leading provider of business process outsourcing services, announced today that during the fourth quarter of 2004, it reported net income of $12.2 million, or $0.36 per diluted share, as compared to net income of $10.3 million, or $0.37 per diluted share, in the fourth quarter of 2003. The results for the fourth quarter of 2004 include the reduction in revenue from a correction of one of the Company’s revenue recognition policies. The correction resulted in a reduction of diluted earnings per share of approximately $0.03 for the fourth quarter of 2004.

The correction related to the previously announced change in the timing of revenue recognition on certain cash receipts for contingency revenues. The Company previously recognized contingency fee revenue attributable to payments postmarked prior to the end of the period and received in the mail from consumers on the first business day after such period as applicable to the prior reporting period. The Company changed its policy in order to recognize contingency fee revenue when physically received. The impact of this correction was a $2.7 million reduction in revenues and a $947,000 reduction in net income, or $0.03 per diluted share, during the fourth quarter of 2004. No restatement of prior period financial statements is required for this correction.

Revenue in the fourth quarter of 2004 was $237.3 million, an increase of 26.5%, or $49.7 million, from revenue of $187.6 million in the fourth quarter of 2003.

NCO’s operations are organized into four market specific divisions that include: Accounts Receivable Management North America (“ARM North America”), Customer Relationship Management (“CRM”), Portfolio Management, and Accounts Receivable Management International (“ARM International”). For the fourth quarter of 2004, these divisions accounted for $176.8 million, $46.8 million, $26.0 million, and $3.1 million of revenue, respectively. Included in ARM North America’s revenue was $15.4 million of intercompany revenue from Portfolio Management and included in ARM International’s revenue was $86,000 of intercompany revenue from Portfolio Management. All intercompany revenue is eliminated in consolidation.

For the fourth quarter of 2003, the ARM North America, Portfolio Management and ARM International divisions accounted for $176.6 million, $20.3 million and $3.4 million of the revenue, respectively. Included in ARM North America’s revenue was $12.6 million of intercompany revenue from Portfolio Management and included in ARM International’s revenue was $101,000 of intercompany revenue from Portfolio Management. The CRM division was created in the second quarter of 2004 in connection with the acquisition of RMH Teleservices, Inc. (“RMH”) on April 2, 2004 and, accordingly, is not included in the results for 2003. All intercompany revenue is eliminated in consolidation.

NCO’s payroll and related expenses as a percentage of revenue increased to 52.2% for the fourth quarter of 2004 as compared to 45.8% for the same period in the prior year. The increase in payroll and related expenses as a percentage of revenue was primarily attributable to the CRM division. The CRM division has a more significant amount of payroll and related expenses as compared to the ARM business. The increase was also attributable to the additional revenue recorded in the fourth quarter of 2003 as a result of the amendment to the long-term collection contact since no expenses were incurred in that quarter in connection with the recognition of that revenue.

NCO’s selling, general and administrative expenses as a percentage of revenue decreased to 33.3% for the fourth quarter of 2004 as compared to 38.4% for the same period in the prior year. The decrease was primarily attributable to the difference in CRM’s expense structure discussed above.

In comparing the fourth quarter of 2004 to the fourth quarter of 2003, there are several additional factors to consider. In 2003, the Company amended a long-term contract, which resulted in additional revenue of $6.9 million. Because there were no related expenses, this amendment reduced selling, general and administrative expense as a percentage of revenue.

In the fourth quarter of 2004, the Company was able to resolve several outstanding matters. These included the settlement of two customer contracts, the negotiation of a settlement of an outstanding claim with a vendor, and the resolution of certain matters with other customers. The net result of these matters was a decrease in selling, general and administrative expenses of $3.0 million.

NCO also announced that it expects earnings per share to be approximately $1.70 to $1.80 per diluted share for 2005. This guidance does not include the potential impact from the adoption of FASB Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123R”) on July 1, 2005. SFAS 123R requires that the cost of all share-based payments to employees, including stock option grants, be recognized in the financial statements based on their fair values, as currently permitted but not required under SFAS 123. We are currently evaluating the requirements of SFAS 123R and will update investors on the impact once we determine the method of adoption.

Commenting on the quarter, Michael J. Barrist, Chairman and Chief Executive Officer, stated, “2004 represented both a challenging and opportunistic year for NCO. During 2004 we began to once again see growth in our earnings as a result of our tactical efforts in business development and operational efficiency. More importantly, we began the strategic transition of NCO into a global provider of Business Process Outsourcing. Over the next few years this ongoing transition, including our expansion during 2004 into CRM, will allow us to meet our longer term goal of providing our investors with consistent growth in both revenue and earnings with enough diversity in services and geography to minimize the future effects of the types of challenges we have dealt with over the last few years.”

NCO will host an investor conference call on Tuesday, March 15, 2005, at 2:00 p.m., ET, to address the items discussed in the press release in more detail and to allow the investment community an opportunity to ask questions. Interested parties can access the conference call by dialing 888-209-7450 (domestic callers) or 706- 643-7734 (international callers) and providing the pass code 4697390. A taped replay of the conference call will be made available for seven days and can be accessed by interested parties by dialing 800-642-1687 (domestic callers) or 706-645-9291 (international callers) and providing the pass code 4697390. A transcript of the conference call will also be available on NCO’s website (www.ncogroup.com) and will be furnished to the SEC in a Form 8-K report.

NCO Group, Inc. is a leading provider of business process outsourcing services including accounts receivable management, customer relationship management and other services. NCO provides services through over 90 offices in the United States, Canada, the United Kingdom, India, Barbados and the Philippines.

For further information:

At NCO Group, Inc.
Michael J. Barrist,
Chairman and CEO
Steven L. Winokur,
EVP, Finance and CFO
(215) 441-3000
www.ncogroup.com

Certain statements in this press release, including, without limitation, statements as to the impact of the change in the revenue recognition policy, statements as to fluctuations in quarterly operating results, statements concerning projections, statements concerning strategic initiatives, statements as to the economy and its effects on NCO’s business, statements as to the integration of the acquisitions of RMH Teleservices, Inc., statements as to trends, statements as to NCO’s or management’s beliefs, expectations or opinions, and all other statements in this press release, other than historical facts, are forward-looking statements, as such term is defined in the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Forward-looking statements are subject to risks and uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from the expected or planned results. In addition to the factors discussed above, certain other factors, including without limitation, the risk that NCO will not be able to implement its business strategy as and when planned, risks related to the ERP implementation, risks related to the final outcome of the environmental liability, risks related to past and possible future terrorists attacks, risks related to the economy, the risk that NCO will not be able to improve margins, risks relating to growth and future acquisitions, risks related to the integration of the acquisitions of RMH Teleservices, Inc. and the minority interest of NCO Portfolio Management, Inc., risks related to fluctuations in quarterly operating results, risks related to the timing of contracts, risks related to international operations, risks relating to any adverse impact of restating the Company’s historical financial statements and other risks detailed from time to time in NCO’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2003, can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements. The Company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

NCO GROUP, INC.
Unaudited Selected Financial Data
(in thousands, except for per share amounts)

Statements of Income:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,

	2004	2003	2004	2003

Revenue	$237,265	$187,606	$939,797	$753,816
Operating costs and expenses:
Payroll and related expenses	123,766	85,863	472,915	350,369
Selling, general and admin. expenses	79,102	71,969	324,187	282,268
Depreciation and amortization expense	10,820	7,882	40,225	31,628

	213,688	165,714	837,327	664,265

Income from operations	23,577	21,892	102,470	89,551
Other income (expense):
Interest and investment income	823	975	3,185	3,927
Interest expense	(5,361)	(5,731)	(21,244)	(22,998)
Other income	—	—	447	1,128

	(4,538)	(4,756)	(17,612)	(17,943)

Income before income taxes	19,039	17,136	84,858	71,608
Income tax expense	6,831	6,071	32,389	26,732

Income before minority interest	12,208	11,065	52,469	44,876
Minority interest	—	(811)	(606)	(2,430)

Net income	$12,208	$10,254	$51,863	$42,446

Net income per share:
Basic	$0.38	$0.39	$1.71	$1.64

Diluted	$0.36	$0.37	$1.60	$1.54

Weighted average shares outstanding:
Basic	32,043	25,981	30,397	25,934
Diluted	36,395	30,149	34,652	29,895

Selected Balance Sheet Information:

	As of December 31,

	2004	2003

Cash and cash equivalents	$26,334	$45,644
Current assets	245,839	229,452
Total assets	1,113,889	946,111
Current liabilities	175,369	123,043
Long-term debt, net of current portion	186,339	248,964
Shareholders’ equity	695,601	490,417

NCO GROUP, INC.
Unaudited Selected Segment Financial Data
(in thousands)

	For the Three Months Ended December 31, 2004

	ARM North America	CRM	Portfolio Management	ARM International	Intercompany Eliminations (1)	Consolidated

Revenue	$176,844	$46,785	$25,956	$3,130	$(15,450)	$237,265
Operating costs and expenses:
Payroll and related expenses	87,794	33,609	481	1,882	—	123,766
Selling, general and admin. expenses	70,555	7,418	15,810	769	(15,450)	79,102
Depreciation and amortization expense	7,807	2,797	70	146	—	10,820

	166,156	43,824	16,361	2,797	(15,450)	213,688

Income from operations	$10,688	$2,961	$9,595	$333	$—	$23,577

	For the Three Months Ended December 31, 2003

	ARM North America	Portfolio Management	ARM International	Intercompany Eliminations (1)	Consolidated

Revenue	$176,592	$20,289	$3,413	$(12,688)	$187,606
Operating costs and expenses:
Payroll and related expenses	83,636	449	1,778	—	85,863
Selling, general and admin. expenses	69,986	13,704	967	(12,688)	71,969
Depreciation and amortization expense	7,683	81	118	—	7,882

	161,305	14,234	2,863	(12,688)	165,714

Income from operations	$15,287	$6,055	$550	$—	$21,892

(1)	Represents the elimination of intercompany revenue for accounts receivable management services provided by ARM North America and ARM International to Portfolio Management.